Exhibit 3.2

FORM OF

ARTICLES OF INCORPORATION

OF

ALBERTON ACQUISITION CORPORATION.

Article I. NAME OF CORPORATION

Section 1.01 The name of the company is Alberton Acquisition Corporation. (the “Company”).

Article II. PURPOSE

Section 2.01 The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the NRS. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Company including, but not limited to, effecting a Business Combination.

Section 2.02 The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

Section 2.03 The Directors may pay, out of any monies of the Company, all expenses incurred in the formation and establishment of the Company, including the expenses of incorporation.

Article III. REGISTERED AGENT AND OFFICE

Section 3.01 Registered Agent. The address of the registered office of the Company in the State of Nevada is 701 S. Carson Street, Suite 200 Carson City, NV 89701, and the name of the Company’s registered agent at such address is Vcorp Services LLC.

Section 3.02 Offices and Places of Business. Subject to the provisions of the NRS, the Company may by resolution of the Directors or Resolution of stockholders change the location of its Registered Office and its Registered Agent, provided that the Company’s Registered Office shall at all times be the office of the Registered Agent. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

Article IV. CAPITALIZATION

Section 4.01  Authorized Capital Stock. The total number of shares of all classes of capital stock which the Company is authorized to issue is 400,000,000 shares, consisting of (a) 300,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.02  Preferred Stock. Subject to Article IX hereof, without prejudice to any special rights previously conferred on the holders of any existing Preferred Stock, the Board of Directors of the Company (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the NRS, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.03  Common Stock.

(a)	The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Except as may otherwise by provided in this Section 4.03 (including any certificate filed with the Secretary of State of the State of Nevada establishing the terms of a series of Preferred Stock in accordance with Section 4.02), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Section 4.03, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Company, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Section 4.03, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Section 4.03 or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Section 4.03 or any Preferred Stock Designation.

(b)	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Section 4.03 (as amended), the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Company legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Section 4.03 (as amended), in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.04  Issue of Shares. Subject to the NRS, the provisions, if any, in the Articles of Incorporation (and to any direction that may be given by the Company in general meeting), Article 9.04 and where applicable, the rules of any Recognised Exchanges, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as they think proper, and may also (subject to the NRS and the Articles of Incorporation) vary such rights. A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

The Company may also issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 90th day following the date of the prospectus relating to the IPO unless the Underwriters determine that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

Section 4.05 Variation of Rights.

(a)	Unless the proposed variation is for the purposes of approving, or in conjunction with, the consummation of a Business Combination, prior to a Business Combination but subject always to the limitations set out in Article XI, and if at any time the authorised Shares are divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a simple majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles of Incorporation relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one half of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

(b)	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

(c)	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

(d)	Subject to Section 4.06 and for the avoidance of doubt, the creation, designation or issue of Preference Shares with rights and provisions ranking in priority to any existing class of Shares, shall be deemed not to be a variation of such existing class of Shares.

Section 4.06 Treasury Shares. Subject to NRS, the Directors may, prior to the purchase, redemption or surrender of any Share, resolve that such Share shall be held as a Treasury Share.

Section 4.07 Fixing Record Date.

(a)	For the purpose of determining stockholders entitled to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any Distribution, or in order to make a determination of stockholders for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Recognised Exchange, provide that the record of stockholders shall be closed for transfers for a stated period which shall not in any case exceed forty days.

(b)	In lieu of, or apart from, closing the record of stockholders, the Directors may fix in advance or arrears a date as the record date for any such determination of stockholders entitled to vote at any meeting of the stockholders or any adjournment thereof, or for the purpose of determining the stockholders entitled to receive payment of any Distribution, or in order to make a determination of stockholders for any other purpose.

(c)	If the record of stockholders is not so closed and no record date is fixed for the determination of stockholders entitled to vote at a meeting of stockholders or stockholders entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section 4.07, such determination shall apply to any adjournment thereof.

Section 4.08 Certificates for Shares

(a)	A stockholder shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors or shall be given under Seal. The Directors may authorise certificates to be issued with the authorised signature(s) or Seal affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles of Incorporation no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

(b)	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

(c)	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

(d)	Every share certificate sent in accordance with the Articles of Incorporation will be sent at the risk of the stockholder or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

Section 4.09 Transfer of Shares.

(a)	Subject to the terms of the Articles of Incorporation, any stockholder may transfer all or any of his Shares by an instrument of transfer. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Company on the transferee, signed by or on behalf of the transferee) and contain the name and address of the transferee. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the record of stockholders.

(b)	If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Section 4.04 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

(c)	Where Shares are listed on a Recognised Exchange, (a) Section 4.09(a) shall not apply and (b) the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange.

Section 4.10 Redemption, Repurchase and Surrender of Shares.

(a)	Subject to the provisions of the NRS and, where applicable, the rules of the Recognised Exchange, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the stockholders or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Resolution of Stockholders, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

i	Stockholders who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Section 9.02(b);

ii	Shares held by certain Founders shall be surrendered by such Founders for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

iii	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Section 9.01(b)(i).

(b)	Subject to the provisions of the NRS and, where applicable, the rules of the Recognised Exchange,, the Company may purchase or otherwise acquire its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant stockholder. For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described in Section 4.10(a)(i) to 4.10(a)(iii) above shall not require further approval of the stockholders by way of a Resolution of Stockholders or otherwise.

(c)	The Company may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the NRS.

(d)	The Directors may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the stockholder holding the Share or Shares.

Section 4.11 Commission on Sale of Shares. The Company may pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the NRS, the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

Section 4.12 Non Recognition of Trusts. The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles of Incorporation or the NRS) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

Section 4.13 Lien on Shares.

(a)	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a stockholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such stockholder or his estate, either alone or jointly with any other person, whether a stockholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Section. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

(b)	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently due and payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

(c)	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles of Incorporation.

(d)	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

Section 4.14 Call on Shares

(a)	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the stockholders in respect of any monies unpaid on their Shares, and each stockholder shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

(d)	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

(e)	An amount payable in respect of a Share on issue or allotment or at any fixed date shall be deemed to be a call and if it is not paid all the provisions of the Articles of Incorporation shall apply as if that amount had become due and payable by virtue of a call.

(f)	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

(g)	The Directors may, if they think fit, receive an amount from any stockholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the stockholder paying such amount in advance.

(h)	No such amount paid in advance of calls shall entitle the stockholder paying such amount to any portion of a dividend or other Distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

Section 4.15 Forfeiture of Shares

(a)	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

(b)	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

(c)	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

(d)	A person any of whose Shares have been forfeited shall cease to be a stockholder in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited.

(e)	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

(f)	The provisions of the Articles of Incorporation as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

Section 4.16 Transmission of Shares

(a)	If a stockholder dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased stockholder is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

(b)	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a stockholder (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant stockholder before his death or bankruptcy or liquidation or dissolution, as the case may be.

(c)	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a stockholder (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a stockholder in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant stockholder before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles of Incorporation) the Directors may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

Article V. BOARD OF DIRECTORS

Section 5.01  Powers of the Board.

(a)	Subject to the provisions of the NRS, the Articles of Incorporation and to any directions given by Resolution of Stockholders, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Articles of Incorporation and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

(b)	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

(c)	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

(d)	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

(e)	A Director, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the Director believes to be in the best interests of the Company.

Section 5.02  Appointment and Removal of Directors.

(a)	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Resolution of the Stockholders or Resolution of the Director, amend these articles to increase or reduce the limits in the number of Directors.

(b)	The Company may by Resolution of Stockholders appoint any person to be a Director either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by Articles of Incorporation as the maximum number of Directors.

(c)	Except as the NRS or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in Articles of Incorporation), or by the sole remaining Director. All such Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

(d)	Prior to consummation of a Business Combination, any one or all of the directors of the Company may be removed by the holders of not less than two-thirds of the voting power of the Company’s issued and outstanding Shares.

(e)	At any time after the consummation of a Business Combination, the Company may by Resolution of Stockholders or Resolution of Directors remove any Director whether with or without cause.

Section 5.03 Vacation of Office of Director. The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with Articles of Incorporation or by a resolution in writing signed by all of the other Directors; or

(f)	the Director becomes disqualified to act as a Director under NRS.

Section 5.04 Proceedings of Directors.

(a)	The quorum for the transaction of the business of the Directors shall be a majority of the Directors present in person if there are two or more Directors, and shall be one if there is only one Director.

(b)	Subject to the provisions of the Articles of Incorporation, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

(c)	A person may participate in a meeting of the Directors or a meeting of any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

(d)	A resolution in writing (in one or more counterparts) signed by a majority of the Directors or a majority of the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

(e)	A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles of Incorporation relating to the giving of notices by the Company to the stockholders shall apply mutatis mutandis.

(f)	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles of Incorporation as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

(g)	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

(h)	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

Section 5.05 Presumption of Assent. A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

Section 5.06 Directors’ Interests. No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if: (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or their committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Section 5.07 Minutes. The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

Section 5.08 Delegation of Directors’ Powers.

(a)	Subject to NRS, the Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles of Incorporation regulating the proceedings of Directors, so far as they are capable of applying.

(b)	Subject to NRS, the Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles of Incorporation regulating the proceedings of Directors, so far as they are capable of applying.

(c)	Subject to NRS, the Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

(d)	Subject to NRS, the Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles of Incorporation) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

(e)	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman of the board of Directors, chief executive offices, president, chief financial officer, vice-presidents, secretary, assistant secretary, treasurer or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Resolution of stockholders. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

Section 5.09 No Minimum Shareholding. No Director shall be required to hold Shares.

Section 5.10 Remuneration of Directors.

(a)	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

(b)	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

Article VI. BYLAWS

Section 6.01 Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board and the stockholders shall have the power to adopt, amend, alter or repeal the Bylaws as set out at Article XI below.

Article VII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01  Meetings.

(a)	All general meetings other than annual general meetings shall be called special meetings.

(b)	The Company may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

(c)	The Directors may call general meetings, and they shall on a stockholders’ requisition forthwith proceed to convene a special meeting of the Company.

(d)	A stockholders’ requisition is a requisition of stockholders holding at the date of deposit of the requisition not less than thirty per cent of the issued Shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested.

(e)	The stockholders’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(f)	If there are no Directors as at the date of the deposit of the stockholders’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the stockholders’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

(g)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

(h)	Stockholders seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Section 7.02  Notice of General Meetings.

(a)	At least seven clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles of Incorporation regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

i.	in the case of an annual general meeting, by all of the stockholders entitled to attend and vote thereat; and

ii.	in the case of an extraordinary general meeting, by a majority in number of the stockholders having a right to attend and vote at the meeting, together holding not less than ninety five per cent of the voting rights by number of the Shares giving that right.

(b)	Notwithstanding any other provision of the Articles of Incorporation, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “extraordinary general meeting”, as the case may be, shall not invalidate the proceedings of that general meeting.

Section 7.03  Proceedings at General Meetings.

(a)	No business shall be transacted at any general meeting unless a quorum is present. The holders of at least 50 per cent of the Shares entitled to vote being individuals present in person or by proxy or if a corporation or other legal person which is not a natural person by its duly authorised representative or proxy (and whether or not a single stockholder or more than one stockholder) shall be a quorum unless the Company has only one stockholder entitled to vote at such general meeting in which case that stockholder shall constitute the quorum.

(b)	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

(c)	A resolution in writing (in one or more counterparts) signed by or on behalf of one or more stockholder representing an absolute majority of the votes of stockholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other legal persons who are not natural persons, signed by their duly authorised representatives) shall, without the need for any advance notice, be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. If any Resolution of Stockholders in writing is passed otherwise than by the unanimous written consent of all stockholders, a copy of such resolution shall be sent to all stockholders by whom (or on whose behalf) the resolution has not been signed, but the accidental omission to send such a copy to, or the non receipt of a copy by, any person entitled to receive such copy shall not invalidate the resolution.

(d)	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a stockholders’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the stockholders present shall be a quorum.

(e)	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

(f)	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the stockholders present shall choose one of their number to be chairman of the meeting.

(g)	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

(h)	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

(i)	A resolution put to the vote of the meeting shall be decided by a show of hands unless a poll is demanded.

(j)	A poll may be demanded by any Stockholder present in person or by proxy and it so demanded the poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

(k)	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

(l)	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

Section 7.04  Votes of Stockholders.

(a)	Subject to any rights or restrictions attached to any Shares, including as set out in Article 9.01, every Stockholder present in any such manner shall have one vote for every Share of which he is the holder.

(b)	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other legal person which is not a natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Record of stockholders.

(c)	A Stockholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Stockholder’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

(d)	No person shall be entitled to vote at any general meeting unless he is registered as a Stockholder on the record date for such meeting nor unless all calls or other monies then due and payable by him in respect of Shares have been paid.

(e)	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

(f)	Votes may be cast either personally or by proxy (or in the case of a corporation or other legal person which is not a natural person by its duly authorised representative or proxy). A Stockholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Stockholder appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

(g)	A Stockholder holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

Section 7.05  Proxies.

(a)	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other legal person which is not a natural person, under the hand of its duly authorised representative. A proxy need not be a Stockholder.

(b)	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

(c)	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

(d)	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

(e)	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

Section 7.06  Corporate Stockholders.

(a)	Any corporation or other legal person that is not a natural person which is a Stockholder may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Stockholders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Stockholder.

(b)	If a clearing house (or its nominee(s)), being a corporation, is a Stockholder, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Stockholders provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Section 7.0  Shares that May Not be Voted. Shares in the Company that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

Article VIII. LIMITED LIABILITY; INDEMNIFICATION

Section 8.01  Limitation of Director Liability. A director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the NRS as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.02  Indemnity and Insurance.

(a)	Subject to the NRS, every Director and officer of the Company (which for the avoidance of doubt, shall not include Auditors), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. Subject to the NRS, no Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Section 8.02 unless or until a court of competent jurisdiction shall have made a finding to that effect.

(b)	Subject to the NRS, the Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Section 8.02. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

(c)	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

Article IX. BUSINESS COMBINATION

Section 9.01  General.

(a)	Notwithstanding any other provision of the Articles of Incorporation, this Section 9.01 shall cease to apply upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Section 9.03. Subject to the NRS in the event of a conflict between this Section 9.01 and any other Sections, the provisions of this Section 9.01 shall prevail, and Section 9.01, 9.02 and 9.03 may not be amended prior to the consummation of a Business Combination without a Unanimous Resolution of Stockholders.

(b)	Prior to the consummation of any Business Combination, the Company shall either:

i.	submit such Business Combination to its stockholders for approval; or

ii.	provide stockholders with the opportunity to have their Shares repurchased by means of a tender offer for an amount equal to their pro rata share of the Trust Fund, provided that the Company shall not repurchase Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

(c)	The Company shall initiate any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act, and shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act, to repurchase Public Shares.

Section 9.02 Redemption Rights.

(a)	At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that holders of a majority of the shares of Common Stock have voted for the approval of a Business Combination, the Company shall be authorised to consummate a Business Combination, provided that the Company has net tangible assets of at least US$5,000,001 prior to or upon such consummation or any greater net tangible asset or cash requirement that may be contained in the agreement relating to a Business Combination.

(b)	Any stockholder holding Shares issued to persons who are not a Founder, officer or Director of the Company may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”). If so demanded, the Company shall pay any such redeeming stockholder, regardless of whether he is voting for or against such proposed Business Combination, a per Share redemption price equal to their pro rata share of the amount then held in the Trust Fund net of taxes payable (such redemption price being referred to herein as the “Redemption Price”).

(c)	The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant stockholders as appropriate.

Section 9.03  Distributions from the Trust Account.

(a)	In the event that the Company does not consummate an initial Business Combination within 12 months after the closing of the IPO (the “Deadline”), the Company may, (by way of authority given pursuant to a Resolution of Directors) but is not obliged to, extend the period of time to consummate the Business Combination up to two (2) occasions and for up to 3 months (the “Extension”) on each occasion, for up to 18 months from the closing of the IPO to initiate the initial Business Combination, provided that if the Company exercises the Extension, then, the Founders, or their affiliates or designees, shall upon five (5) days advance notice prior to the Deadline, deposit into the Trust Fund, $1,000,000, or $1,150,000 (the “Top-up Amount”) if the Over-Allotment Option is exercised in full, on or prior to the Deadline.

(b)	If the Company does not complete its initial Business Combination within 12, 15, or 18 months of the IPO, as the case may be, or if the full Top-up Amount is not paid in full by the Founders, by the applicable date, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund including interest earned on the funds held in the Trust Fund and not previously released to the Company to pay its taxes, divided by the number of then Public Shares in issue, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Directors, liquidate and dissolve, subject in each case to its obligations under the laws of the Nevada to provide for claims of creditors and the requirements of other applicable law.

(c)	If the stockholders approve an amendment to Section 9 that would affect the substance or timing of the Company’s obligation to redeem the Public Shares where the Company did not complete its Business Combination within eighteen months from closing of the IPO, the Company shall provide the stockholders holding Public Shares with the opportunity to redeem all or a portion of their Shares upon such approval at a per Share price, payable in cash, equal to the aggregate amount of the Trust Fund, including interest earned on the funds held in the Trust Fund and not previously released to the Company to pay its taxes, divided by the number of then Public Shares in issue.

(d)	A holder of Public Shares shall be entitled to receive distributions from the Trust Fund only in the event of an IPO Redemption, repurchase of Shares by means of a tender offer pursuant to Section 9.03(b), or a distribution of the Trust Fund (including by way of redemption of Shares) pursuant to Section 9.03(a), 9.03(b) or 9.03(c). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

Section 9.04  Issuance of Shares or Debt Securities. After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that participate in any manner in the Trust Fund or that vote as a class with Public Shares on any Business Combination.

Section 9.05  Transactions with Affiliates.

(a)	The approval of the uninterested independent Directors shall be required to approve any transaction or transactions between the Company and any of the following parties:

i.	any stockholder owning an interest in the voting power of the Company that gives such stockholder a significant influence over the Company; and

ii.	any Director or officer of the Company and any affiliate or relative of such Director or officer.

(b)	Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

(c)	A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

(d)	The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

(e)	The Company may enter into a Business Combination with a target business that is affiliated with any stockholder, the Directors or officers of the Company.

(f)	Notwithstanding Section 9.03(b), if the Company is unable to consummate a Business Combination within 12, 15, or 18 months of the IPO and stockholders duly approve (or have duly approved), by way of Resolution of Stockholders passed by stockholders holding 65% or more of the votes of the Company’s shares cast (in person or by proxy) at the special meeting and voting on the proposal, an extended period of time by which the Company must complete a Business Combination, the Company shall have until April 26, 2021 or such earlier date as may be determined by the Board (such date or such earlier date as may be so determined, the “Extended Termination Date”) to consummate such Business Combination; provided that the Company shall have offered all stockholders holding Public Shares the opportunity to redeem all or a portion of their Shares upon approval of such Resolution of Stockholders at a per Share price, payable in cash, equal to the aggregate amount of the Trust Fund, including interest earned on the funds held in the Trust Fund and not previously released to the Company to pay its taxes, divided by the number of then Public Shares in issue. In such event, the phrase “within 12, 15, or 18 months of the IPO” referred to in Section 9.03(b) shall be deemed replaced with the phrase “by the end of the Extended Termination Date.”

ARTICLE X. CORPORATE OPPORTUNITY

Section 10.01  To the fullest extent permitted by applicable law, no individual serving as a Director or an officer of the Company (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

Section 10.02  Except as provided elsewhere in this Article X, the Company shall have no interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or officer of the Company who is also a member of Management acquires knowledge.

Section 10.03  To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article X to be a breach of duty to the Company or its stockholders, the Company shall waive, to the fullest extent permitted by applicable law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by applicable law, the provisions of this Article X apply equally to activities conducted in the future and that have been conducted in the past.

ARTICLE XI. SEAL

Section 11.01  The Company shall have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

Section 11.02  The Company may have for use in any place or places outside the Nevada a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

Section 11.03  A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed wheresoever.

ARTICLE XII DIVIDENDS, DISTRIBUTIONS AND RESERVE

Section 12.01  Subject to the NRS and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Distributions on Shares in issue and authorise payment of the Distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No Distribution shall be authorised if such Distribution would cause the Company or its Directors to be in breach of the NRS.

Section 12.02  The Directors may deduct from any Distribution payable to any Stockholder all sums of money (if any) payable by him to the Company on account of calls or otherwise.

Section 12.03  The Directors may resolve that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Stockholders upon the basis of the value so fixed in order to adjust the rights of all Stockholders and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

Section 12.04  Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

Section 12.05  The Directors may, before resolving to pay any Distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

Section 12.06  Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Record of stockholders or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

Section 12.07 No Distribution or redemption payment shall bear interest against the Company.

Section 12.08 Any Distribution or redemption payment which cannot be paid to a Stockholder and/or which remains unclaimed after six months from the date on which such Distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the Stockholder. Any Distribution or redemption payment which remains unclaimed after a period of six years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Company.

ARTICLE XIII BOOKS OF ACCOUNT

Section 13.01  The Directors shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company, in accordance with the NRS.

Section 13.02  The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Stockholders not being Directors and no Stockholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by NRS or authorised by the Directors or by the Company in general meeting.

Section 13.03  The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

ARTICLE XIV AUDIT

Section 14.01  The Directors may appoint an Auditor of the Company who shall (following its consent to act as auditor of the Company) hold office on such terms as the Directors determine.

Section 14.02  Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Recognised Exchange, and if required by the Recognised Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Recognised Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

Section 14.03  If the Shares (or depositary receipts therefor) are listed or quoted on the Recognised Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

Section 14.04  The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

Section 14.05  If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

Section 14.06  Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

Section 14.07  Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at any time during their term of office, upon request of the Directors or any general meeting of the Stockholders.

ARTICLE XV NOTICES

Section 15.01  Notices shall be in writing and may be given by the Company to any Stockholder either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Record of stockholders (or where the notice is given by e-mail by sending it to the e-mail address provided by such Stockholder). Notice may also be served in accordance with the requirements of the Recognised Exchange.

Section 15.02  Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Nevada) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

Section 15.03  A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Stockholder in the same manner as other notices which are required to be given under Articles of Incorporation and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

Section 15.04  Notice of every general meeting shall be given in any manner authorised by Articles of Incorporation to every holder of Shares carrying an entitlement to receive such notice on the date such notice is given except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Record of stockholders and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Stockholder where the Stockholder but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

ARTICLE VI WINDING UP

Section 16.01  If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

Section 16.02  If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Stockholders, divide amongst the Stockholders in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Stockholders or different classes of Stockholders. The liquidator may, subject to contrary direction by Resolution of Stockholders, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Stockholders as the liquidator, subject to contrary direction by Resolution of Stockholders, shall think fit, but so that no Stockholder shall be compelled to accept any asset upon which there is a liability.

ARTICLE VII FINANCIAL YEAR

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

ARTICLE VIII TRANSFER BY WAY OF CONTINUATION

The Company shall, subject to the provisions of the NRS, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Nevada and to be deregistered in the Nevada.

ARTICLE XIX MERGERS AND CONSOLIDATIONS

The Company shall, subject to the provisions of the NRS, have the power to merge or consolidate with one or more constituent companies (as defined in the NRS), upon such terms as the Directors may determine.

ARTICLE XX CERTAIN TAX FILINGS

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or officer of the Company. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles of Incorporation.

ARTICLE XXI. AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

Subject to the provisions of the NRS and Article IX, the Company may from time to time amend the Articles of Incorporation by Resolution of Stockholders or Resolution of the Directors.

ARTICLE XXII. DEFINITIONS AND INTERPRETATION

Section 22.01   In the Articles of Incorporation, unless there is something in the subject or context inconsistent therewith:

“Audit Committee” means the audit committee of the Company formed pursuant to Section 14.02 hereof, or any successor audit committee.

“Auditor” means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into a Business Combination.

“business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Company” means the above named company.

“Directors” means the directors for the time being of the Company.

“Distribution” means any distribution (including an interim or final dividend).

“Electronic Record” means information that is stored in an electronic or other medium and is retrievable in paper form through an automated process used in conventional commercial practice or, if authorized in accordance with subsection 8 of NRS 75.150, is otherwise retrievable in perceivable form.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Founders” means all stockholders immediately prior to the consummation of the IPO.

“IPO” means the Company’s initial public offering of securities.

“IPO Redemption” has the meaning given to it in Section 9.02(b).

“Over-Allotment Option” means the option of the Underwriters to purchase up to an additional 1,500,000 units (as described at Section 4.04) sold in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Public Share” means a share of Common Stock issued as part of the units (as described at Section 4.04) issued in the IPO.

“Recognised Exchange” is an exchange that is a member of the World Federation of Exchanges.

“Registered Agent” means the registered agent for the time being of the Company.

“Registered Office” means the registered office for the time being of the Company.

"Resolution of Directors" means, subject to the Articles of Incorporation, (i) a resolution passed at a duly quorate meeting of directors by a majority of the votes cast by directors who are present at the meeting and entitled to vote on the resolution and (ii) a resolution in writing passed by the Directors in accordance with Section 5.04(d).

“Resolution of Stockholders” means, subject to Section 9 of the Articles of Incorporation, a resolution passed by a simple majority of the stockholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a written resolution signed by or on behalf of an absolute majority of the stockholders. In computing the majority when a poll is demanded, and in the case of a written resolution, regard shall be had to the number of votes to which each stockholder is entitled by Articles of Incorporation. Except as otherwise set forth in the Articles of Incorporation, the Articles of Incorporation may only be amended by a Resolution of Stockholders where such Resolution of Stockholders has been passed by stockholders holding not less than 65 percent of the votes cast at a meeting of the holders of the shares of Common Stock, unless such Resolution of Stockholders is passed in connection with a Business Combination in which case the Resolution of Stockholders may be passed by an absolute majority of the shares cast at a meeting of the holders of the shares of Common Stock.

“Seal” means the common seal of the Company and includes every duplicate seal.

“SEC” means the United States Securities and Exchange Commission.

“Share” means a share of Common Stock or a share of Preferred Stock and includes a fraction of a share in the Company.

“NRS” means the Nevada Revised Statutes.

"Tax Filing Authorized Person" means such person as any Director shall designate.

“Treasury Share” means a Share held in the name of the Company as a treasury share in accordance with the NRS.

“Trust Fund” means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with the proceeds of the private placement of units simultaneously with the closing date of the IPO, will be deposited.

“Unanimous Resolution of Stockholders” means a resolution passed by all the holders of Shares entitled to vote thereon, and includes a written resolution signed for or on behalf of all the stockholders holding voting Shares.

"Underwriter" means an underwriter of the IPO from time to time and any successor underwriter.

Section 22.02   In the Articles of Incorporation:

(a) words importing the singular number include the plural number and vice versa;

(b) words importing the masculine gender include the feminine gender;

(c) words importing persons include corporations as well as any other legal or natural person;

(d) “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e) “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f) references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g) any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h) the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i) headings are inserted for reference only and shall be ignored in construing the Articles of Incorporation;

(j) any requirements as to delivery under the Articles of Incorporation include delivery in the form of an Electronic Record;

(k) any requirements as to execution or signature under the Articles of Incorporation including the execution of the Articles of Incorporation themselves can be satisfied in the form of an electronic signature as provided for in the subsection 8 of NRS 75.150;

(m) the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n) the term “holder” in relation to a Share means a person whose name is entered in the Record of stockholders as the holder of such Share;

(o) the term “simple majority” in relation to a Resolution of Stockholders means a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent stockholders, stockholders who are present but do not vote, blanks and abstentions are not counted); and

(p) the term “absolute majority” in relation to a Resolution of Stockholders means a majority of all those entitled to vote on the resolution regardless of how many actually vote or abstain.

IN WITNESS WHEREOF, Alberton Acquisition Corporation. has caused this Articles of Incorporation of Incorporation to be duly executed in its name and on its behalf as of the [●]th day of [●], 2020.

ALBERTON ACQUISITION CORPORATION.

By:
Name: Guan Wang
Title: Chief Executive Officer

[Signature Page to ARTICLES OF INCORPORATION]